Exhibit 10.1

EXECUTIVE CONSULTING AGREEMENT

THIS EXECUTIVE CONSULTING AGREEMENT (this “Agreement”), dated as of September 28, 2006, is entered into by and between Saflink Corporation, a Delaware corporation (the “Company”), and Capital Placement Holdings, Inc. (“Consultant”).

RECITAL

The Company wishes to engage Consultant to provide consulting services on the terms set forth on attached Exhibit A, and Consultant is willing to provide such services on such terms.

NOW, THEREFORE, IT IS AGREED:

1. Duties and Services. Consultant shall provide such consulting services as described on Exhibit A, and such other services as may be mutually agreed upon by the parties from time to time (the “Services”). Performance of the Services shall be governed by the terms and conditions of this Agreement.

2. Term and Termination. This Agreement shall continue in effect and govern the terms and conditions of the Services until terminated by either party upon thirty (30) days’ prior written notice.

3. Compensation. As compensation for the Services to be provided hereunder, and conditioned upon Consultant’s performance of such services, Consultant shall be entitled to fees as set forth on Exhibit B.

4. Independent Contractor. Consultant’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Accordingly, Consultant will not be entitled to any of the benefits that Company may make available to its employees; and Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.

5. Inventions.

(a) Company Inventions. All designs, artwork, improvements, inventions, works of authorship, information fixed in any tangible medium of expression, moral rights, trademarks, know-how, ideas, and all other subject matter protectable under patent, copyright moral right, mask work, trademark, trade secret or other laws (“Inventions”), made, conceived or developed by Consultant, alone or with others, which result from the Services or any other services provided by Consultant from the first day of engagement by the Company, together with all related intellectual property rights, shall be the sole property of the Company (“Company Inventions”).

(b) Out-of-Scope Inventions. If Consultant incorporates any Inventions relating in any way to the Company’s business or demonstrably anticipated research or development that were conceived, reduced to practice, created, derived, developed or made by Consultant either outside the scope of the Consultant’s work for the Company under this Agreement or prior to the execution of this Agreement (collectively, the “Out-of-Scope Inventions”) into any of the Company Inventions, Consultant hereby grants to the Company a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Out-of-Scope Inventions that

Consultant incorporates, or permits to be incorporated, in any Company Inventions. Consultant agrees that Consultant will not incorporate, or permit to be incorporated, any Inventions conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Inventions into any Company Inventions without the Company’s prior written consent.

(c) Assignment, Disclosure and Assistance. Consultant agrees to promptly disclose to the Company every Company Invention. Consultant hereby assigns and agrees to assign to the Company or its designee its entire right, title and interest worldwide in all such Company Inventions and any associated intellectual property rights. Consultant agrees to assist the Company in any reasonable manner to obtain and enforce for the Company’s benefit patents, copyrights, maskworks, and other property rights in such Company Inventions in any and all countries, and Consultant agrees to execute, when requested, patent, copyright or similar applications and assignments to the Company and any other lawful documents deemed necessary by the Company to carry out the purpose of this Agreement.

6. Confidential Information.

(a) Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean all technical and non-technical information including copyright, trade secret, and proprietary information, including without limitation, customer data, customer information, information related to the current, future and proposed products and services, financial information, procurement requirements, purchasing information, manufacturing information, business forecasts, sales and merchandising and marketing plans and all other information of the Company. “Confidential Information” also includes proprietary or confidential information of any third party who may disclose such information to the Company or Consultant in the course of the Company’s business.

(b) Nondisclosure and Nonuse Obligations. Except as permitted in this paragraph, Consultant shall not use, disclose or disseminate any Confidential Information of the Company. Consultant may use the Confidential Information of the Company solely to perform its obligations under this Agreement for the benefit of the Company. Consultant will exercise the same degree of care as it takes to protect its own confidential information, but in no event less than reasonable care.

(c) Injunctive Relief. It is understood and agreed that money damages would be not be a sufficient remedy for a breach of Consultant’s confidentiality obligations under this Agreement and that the Company shall be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for the breach of Consultant’s obligations under this section, but will be in addition to all other available legal or equitable remedies.

(d) Exclusions from Nondisclosure and Nonuse Obligations. Consultant’s obligations under this Section 6 with respect to any portion of the Confidential Information of the Company shall not apply to any such portion that Consultant can demonstrate (i) was in the public domain at or subsequent to the time such portion was communicated to Consultant by the Company though not fault of Consultant, or (ii) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Consultant by the Company. A disclosure of Confidential Information by Consultant either in response to a valid order by a court of other governmental body, otherwise required by law, or necessary to establish the rights of either party under this Agreement shall not be considered a breach of this Agreement or a waiver of confidentiality for other purposes, provided, however, that Consultant shall provide prompt prior written notice thereof to the Company to enable the Company to seek a protective order or otherwise prevent such disclosure.

7. Ownership and Return of Company Property. All materials furnished to Consultant by the Company, whether delivered to Consultant by the Company or made by Consultant in the performance of services under this Agreement (collectively, the “Company Property”) are the sole and exclusive property of the Company, and Consultant hereby does and will assign to the Company all rights, title and interest Consultant may have or acquire in the Company Property. At the Company’s request and no later than five (5) days after such request, Consultant shall, at the Company’s option, destroy or deliver to the Company (i) all Company Property, (ii) all tangible media of expression in Consultant’s possession or control that incorporate or in which are fixed any Confidential Information of the Company, and (iii) written certification of Consultant’s compliance with Consultant’s obligations under this sentence.

8. No Violation of Third Party Rights. Consultant shall not communicate any information to the Company in violation of the proprietary rights of third parties.

9. Warranty. Consultant shall perform the Services under this Agreement in a workmanlike and commercially reasonable manner, with a standard of diligence and care normally employed by qualified persons in the performance of comparable work in the same or similar locality. Consultant shall devote sufficient effort and resources to the performance of the Services and shall be responsive to the Company’s reasonable needs and requests in so doing. Consultant warrants that there is no other contract or duty on Consultant’s part that conflicts with or is inconsistent with this Agreement. Consultant will comply with all applicable specifications, laws, ordinances, rules, regulations, orders, licenses, permits and other contractual or governmental requirements.

10. Miscellaneous.

(a) Successors and Assigns. Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement without the Company’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of the Company’s successors and assigns, and will be binding on Consultant’s assignees.

(b) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgement of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may specify in writing.

(c) Governing Law. This Agreement shall be governed in all respects by the laws of the State of Washington, without giving effect to conflicts of law principles. Venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in the state of Washington.

(d) Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

(e) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any party other than the parties hereto any rights or remedies hereunder.

(f) Waiver; Amendment; Modification. No term or provision hereof will be considered waived by the Company, and no breach excused by the Company, unless such waiver or consent is in writing signed by the Company. The waiver by the Company of, or consent by the Company to, a breach of any provision of this Agreement by Consultant, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Consultant. This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

(g) Survival. The rights and obligations contained in this Agreement, which by their nature require performance following termination, shall survive any termination or expiration of this Agreement.

(h) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

“COMPANY”	“CONSULTANT”

SAFLINK CORPORATION	CAPITAL PLACEMENT HOLDINGS, INC.

By:	By:
Name:	Name:
Its:	Its:

EXHIBIT A

Consulting Services

Steven M. Oyer shall serve as the Company’s interim President and Chief Executive Officer. Subject to the supervisory powers of the Board of Directors, Mr. Oyer shall perform such duties as shall be assigned to him the Board of Directors and consistent with the Executive Consultant Agreement. Mr. Oyer shall have general charge of the business and affairs of the Company. In the event the Chairman of the Board is absent or unable to act, Mr. Oyer shall preside over all meetings of the shareholders and over all meetings of the Board of Directors at which he or she is present unless otherwise provided by the Board of Directors. Mr. Oyer shall keep the Board of Directors fully informed and shall freely consult with them concerning the business of the Company. Mr. Oyer shall perform all the functions and all such duties as are customarily incident to the office of President. Mr. Oyer may sign, with the Secretary or any other officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments that the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by the Company’s Bylaws to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time.

EXHIBIT B

Payment of Fees

The parties agree that fees for the Services and any subsequently agreed upon Services to be provided shall be paid to Consultant as follows:

1. Base Fee. As compensation for the Services, the Company shall pay to Consultant a consulting fee of Twenty-five Thousand Dollars ($25,000) per month, payable bi-monthly.

2. Stock Options.

2.1. On the Effective Date or as soon as practicable thereafter, the Company will grant Consultant a fully-vested nonstatutory stock option to purchase 350,000 shares of the Company’s common stock under the Company’s 2000 Stock Incentive Plan (the “Plan”), at an exercise price equal to the last sale price per share of the Company’s common stock as reported on the Nasdaq Capital Market on the last trading day prior to the date of grant (the “Option”).

2.2. In addition, on the Effective Date or as soon as practicable thereafter, the Company will grant Consultant an additional nonstatutory stock option to purchase 700,000 shares of the Company’s common stock, at an exercise price equal to the last sale price per share of the Company’s common stock as reported on the Nasdaq Capital Market on the last trading day prior to the date of grant (the “Additional Option”). The Additional Option shall vest and become exercisable upon the satisfactory achievement of certain performance objectives (with such satisfactory achievement and the date of such achievement to be determined by the Board in its sole and absolute discretion) in accordance with the following schedule:

Performance Objective	Number of Options
A. Successful commercialization of miValet	100,000

B. Successful search and employment of permanent Chief Executive Officer	100,000

C. Closing of equity or debt financing with gross proceeds to the Company of at least $6,000,000	100,000

D. Successful award to the Company of at least two airport contracts regarding Registered Traveler (one of which may be Denver International Airport)	100,000

E. Execution of settlement agreements with at least two third parties resulting in excess of $100,000 each to the Company (present value) regarding intellectual property infringement	100,000

F. Closing of merger of the Company with or into a third party or the sale of substantially all of the Company’s assets	100,000

G. Successful achievement of all of the performance objectives listed above	100,000

2.3. Except as provided in this Agreement, the Option, the Additional Option, and any shares issued upon exercise of the Option or Additional Option will be subject to the terms and conditions of the Plan and the Company’s standard form of stock option agreement, which Consultant will be required to sign as a condition of receiving the Option and the Additional Option. Notwithstanding anything to the contrary contained in the Plan, Consultant shall have twelve (12) months from the date of termination of the Agreement to exercise the Option and the Additional Option to the extent any shares are vested thereunder.